UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material pursuant to §240.14a-12

SANDY SPRING BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

May 20, 2022

Dear Fellow Stockholder:

We have adjourned the 2022 annual meeting of shareholders of Sandy Spring Bancorp, Inc. (the “Company”) until Tuesday, June 21, 2022 to allow us more time to solicit votes on the proposal to amend the Company’s articles of incorporation to eliminate the classification of the board of directors and provide for the annual election of all directors beginning with our 2023 annual meeting. This proposal requires approval by holders of 80 percent of the outstanding shares of the Company.

Our records indicate that we have not yet received your vote. The Board of Directors and I encourage you to vote FOR the declassification proposal. We ask that you vote as promptly as possible using any of the methods described below. Your vote is important, no matter how many shares you own. If you have any questions about voting, please call our proxy solicitor, Alliance Advisors, at 1-844-984-3708.

As the date of the reconvened annual meeting approaches, if we have not received your proxy you may receive a phone call from a representative of Alliance Advisors reminding you to exercise your right to vote.

Thank you for your cooperation and support.

Sincerely,

Dan Schrider

President and CEO

Four Ways to Vote    |    PROXY QUESTIONS? Call 1-844-984-3708

ONLINE	PHONE	QR CODE	MAIL

GO TO PROXYVOTE.COM (beneficial owners) or ENVISIONREPORTS.COM/SASR (record holders). Please have your proxy card when accessing the website. There are easy to follow directions.

WITHOUT A PROXY CARD

Call 1-844-984-3708 Monday to Friday, 9:00 a.m. – 9:00 p.m., ET to speak with a proxy specialist.

WITH A PROXY CARD

Call the toll-free number on your proxy card or voting

instruction form and follow the instructions provided.

		WITH A SMARTPHONE Vote by scanning the quick response code or “QR code” on your proxy card or voting instruction form.	Complete, sign, date and mail your proxy card or voting instruction form in the postage-paid envelope provided.